Exhibit 23.1

N   O   V   A        R   E   S   O   U   R   C   E ,       I   N   C.

CERTIFIED PETROLEUM  GEOLOGISTS   *REGISTERED PROFESSIONAL ENGINEERS*   CERTIFIED PETROLEUM GEOPHYSICISTS

                                             Oil & Gas Exploration  and  Production  *  Certified   SEC   Reserves   Valuations

P. O. Box 743324
Dallas, Texas 75374
Tel/Fax(972)530-3930
novapet@tx.rr.com

April 13, 2012

United American Petroleum Corporation
9600 Great Hills Trail
Suite 150W
Austin, Texas 78759

RE: Consent of Technical Report Author

Gentlemen;

We hereby consent to the written disclosure of extracts of the technical report titled “Certified Revised SEC Reserves Report and Economic Valuation of Lozano Lease located in Frio County, Texas dated January 1, 2012 (the “Technical Report”) within the Annual Report of Form 10-K of United American Petroleum Corp. (the “Annual Report’).

Nova Resource, Inc.

/s/ Joseph V. Rochefort
Joseph V. Rochefort
President

Dallas, Texas
April 13, 2012